Exhibit 99.1

TS Staffing Corp. Financial Statements (parent-only) December 31, 2011 and 2010

TS Staffing Corp. Contents December 31, 2010 and 2009

Page(s)

Independent Auditors’ Report	1

Financial Statements (parent-only)

Balance Sheets	2

Statements of Operations	3

Statements of Changes in Shareholder’s Equity (Deficit)	4

Statements of Cash Flows	5

Notes to Financial Statements	6-18

Independent Auditors’ Report

To the Shareholder of
TS Staffing Corp.

We have audited the balance sheets – parent-only of TS Staffing Corp. (the “Company”) as of December 31, 2010 and 2009 and the related statements of operations – parent-only and changes in shareholder’s equity – parent-only and cash flows – parent-only for the years then ended. These parent-only financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these parent-only financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying parent-only financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (“SEC”) in satisfaction of SEC Rule 8-04 of Regulation S-X, “Financial Statements of Businesses Acquired or to be Acquired” (for inclusion in the Form 8-K of Corporate Resource Services, Inc. reporting the acquisition of TS Staffing Corp.) as described in Note 1 and are not intended to be a complete presentation of the Company’s financial statements.

In our opinion, the parent-only financial statements referred to above present fairly, in all material respects, the financial position – parent-only of TS Staffing Corp. as of December 31, 2010 and 2009 and the results of its operations – parent-only and its cash flows – parent-only for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WeiserMazars LLP

New York, N.Y.
January 27, 2012

TS Staffing Corp. Balance Sheets

	December 31,		September 30,
	2010	2009	2011
			(Unaudited)
Assets
Current Assets:
Cash	$-	$38,753	$-
Accounts receivable, net of allowance for doubtful accounts of $3.6 million, $2.9 million and $3.9 million, respectively	17,420,511	13,174,973	16,957,948
Unbilled receivables	2,542,390	1,942,827	4,796,717
Prepaid expense	205,285	43,654	27,714
Due from Tri-Diamond Staffing, Inc.	4,138,257	1,067,725	-
Due from Tri-Overload Staffing, Inc.	62,083	-	-
Due from affiliates	45,186,861	24,776,925	487,172
Dividend receivable - Corporate Resource Services, Inc.			986,561
Restricted cash	600,000		-
Deferred income taxes	2,809,303	3,642,012	2,443,245
Total Current Assets	72,964,690	44,686,869	25,699,357

Security deposit	58,282	50,755	35,082
Investments in former subsidiaries - Tri-Overload Staffing, Inc. and Tri-Diamond Staffing, Inc.	1,094,336	50,076	-
Investment in Corporate Resource Services, Inc.	5,895,201	-	32,562,957
Property and equipment, net	203,730	293,333	153,194
Deferred income taxes	-	1,124,937	-
Intangible assets, net	433,750	1,192,083	191,667
Goodwill	1,060,743	1,060,743	1,060,743
	8,746,042	3,771,927	34,003,643

Total Assets	$81,710,732	$48,458,796	$59,703,000

Liabilities and Shareholder’s Equity (Deficit)
Current Liabilities:
Cash overdraft	$1,658,330	$1,031,387	$2,483,769
Advances on accounts receivable	11,117,035	9,149,364	13,390,138
Due to sellers	1,813,183	1,976,388	1,631,513
Excess of equity loss in Tri-Diamond Staffing, Inc. over investment	-	986,395	-
Excess of equity loss in Corporate Resource Services, Inc. over investment	-	2,233,557	-
Accounts payable and accrued expenses	4,841,946	8,712,067	4,408,244
Accrued salaries, wages, benefits and payroll taxes	2,326,949	2,140,163	3,730,568
Income taxes payable	-	-	1,073,440
Worker’s compensation claims and expenses	10,633,356	7,803,560	-
Due to affiliates	43,941,356	20,977,789	-
Total Current Liabilities	76,332,155	55,010,670	26,717,672

Shareholder’s equity (deficit):
Common stock, 200 shares outstanding, 1,500 shares authorized and issued, no par value	1,000	1,000	1,000
Capital paid in excess of par	2,020,570	2,020,570	2,020,570
Retained earnings (accumulated deficit)	3,357,007	(8,573,444)	30,963,758
Total Shareholder’s Equity (Deficit)	5,378,577	(6,551,874)	32,985,328

Total Liabilities and Shareholder’s Equity	$81,710,732	$48,458,796	$59,703,000

The accompanying notes are an integral part of these financial statements.

TS Staffing Corp. Statements of Operations

	Years Ended December 31,		Nine Months Ended September 30,
	2010	2009	2011	2010
			(Unaudited)	(Unaudited)

Revenue
Third parties	$136,110,095	$103,662,117	$117,124,152	$96,988,981
STS Group Inc.	35,105,437	22,122,882	27,761,951	25,402,166
	171,215,532	125,784,999	144,886,103	122,391,147

Cost of services	153,341,219	113,883,623	131,148,452	110,377,789

Gross profit	17,874,313	11,901,376	13,737,651	12,013,358

General and administrative expenses	14,084,650	16,286,069	10,627,298	9,827,975

Operating income (loss)	3,789,663	(4,384,693)	3,110,353	2,185,383

Other income (expense):
Equity in net income (loss) in former subsidiaries - Tri-Overload Staffing, Inc. and Tri-Diamond Staffing, Inc.	2,174,843	(936,319)	(56,943)	1,152,087
Equity in net loss in Corporate Resource Services, Inc.	(1,062,153)	(1,133,651)	(1,169,213)	(1,438,555)
Gain on sale of Tri-Overload Staffing, Inc. and Tri-Diamond Staffing, Inc.	9,046,723	-	27,786,137	9,046,724
Interest expense	(675,704)	(498,750)	(622,290)	(524,647)

Income (loss) before taxes	13,273,372	(6,953,413)	29,048,044	10,420,992

Income tax expense (benefit)	1,342,921	(2,389,559)	1,441,293	284,637

Net income (loss)	$11,930,451	$(4,563,854)	$27,606,751	$10,136,355

(1)	The Company has various cost-sharing arrangements with Tri-Overload and Tri-Diamond including the cost of worker’s compensation and insurance premium allocated to each entity. For the years ended December 31, 2010 and 2009, these amounted to $3.3 million and $1.1 million, respectively. For the nine months ended September 30, 2010, these amounted to $2.5 million. There are no direct revenue or expense transactions between the entities.

The accompanying notes are an integral part of these financial statements.

TS Staffing Corp. Statements of Changes in Shareholder’s Equity (Deficit)

			Capital	Retained	Total
			Paid In	Earnings	Shareholder’s
	Common Stock		Excess	(Accumulated	Equity
	Shares	Amount	of Par	Deficit)	(Deficit)

Balance, December 31, 2009	200	$1,000	$2,020,570	$(8,573,444)	$(6,551,874)

Net income	-	-	-	11,930,451	11,930,451

Balance, December 31, 2010	200	1,000	2,020,570	3,357,007	5,378,577

Net income (unaudited)	-	-	-	27,606,751	27,606,751

Balance, September 30, 2011 (unaudited)	200	$1,000	$2,020,570	$30,963,758	$32,985,328

The accompanying notes are an integral part of these financial statements.

TS Staffing Corp. Statements of Cash Flows

	Years Ended December 31,		Nine Months Ended September 30,
	2010	2009	2011	2010
			(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$11,930,451	$(4,563,854)	$27,606,751	$10,136,355
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Bad debts	826,176	2,451,706	248,710	468,508
Deferred income taxes	1,957,646	(2,392,779)	366,058	302,289
Depreciation and amortization	847,936	1,123,294	292,619	744,008
Gain on sale of Tri-Overload Staffing, Inc. and Tri-Diamond Staffing, Inc.	(9,046,723)	-	(27,786,137)	(9,046,724)
Equity in net (income) loss in Tri-Diamond Staffing, Inc. and Tri-Overload Staffing, Inc.	(2,174,843)	936,319	56,943	(1,152,087)
Equity in net loss of Corporate Resource Services, Inc.	1,062,153	1,133,651	1,169,213	1,438,555
Changes in operating assets and liabilities:
Accounts receivable	(5,071,714)	(3,439,095)	213,853	(2,625,617)
Unbilled receivables	(599,563)	(596,450)	(2,254,327)	(1,319,844)
Prepaid expenses	(161,631)	(43,654)	177,571	(21,928)
Due from Tri-Diamond Staffing, Inc. and Tri-Overload Staffing, Inc.	(3,132,615)	-	4,200,340	(2,646,611)
Security deposit	(7,527)	(32,980)	23,200	(5,227)
Accounts payable and accrued expenses	(3,870,121)	5,741,548	(433,702)	(5,331,117)
Accrued salaries, wages, benefits and payroll taxes	186,786	878,750	1,403,619	1,783,982
Income taxes payable	-	-	1,073,440	-
Worker’s compensation claims and expenses	2,829,796	1,112,075	(10,633,356)	3,039,127

Net cash (used in) provided by operating activities	(4,423,793)	2,308,531	(4,275,205)	(4,236,331)

Cash flows from investing activities:
Due from affiliates	(20,409,936)	(17,185,110)	44,699,689	(11,219,725)
Cash paid for acquisitions	-	(391,852)	-	-

Net cash (used in) provided by investing activities	(20,409,936)	(17,576,962)	44,699,689	(11,219,725)

Cash flows from financing activities:
Due to affiliates	22,963,567	13,238,922	(43,941,356)	13,622,178
Cash overdraft	626,943	587,369	825,439	(354,132)
Advances on account receivables	1,967,671	1,964,875	2,273,103	2,286,249
Restricted cash	(600,000)	-	600,000	-
Due to sellers	(163,205)	(483,982)	(181,670)	(136,992)

Net cash provided by (used in) financing activities	24,794,976	15,307,184	(40,424,484)	15,417,303

Net (decrease) increase in cash	(38,753)	38,753	-	(38,753)

Cash:
Beginning	38,753	-	-	38,753
Ending	$-	$38,753	$-	$-

Supplemental disclosures of cash flow information Cash paid during the year for:
Interest paid	$629,722	$448,307	$601,580	$504,653
Income taxes paid	$11,842	$25,659	$282,922	$6,852

Supplemental disclosures of non-cash investing and financing activities Contingent purchase price related to acquisitions	$-	$683,148	$-	$-
Corporate Resource Services, Inc. common stock received upon sale of Tri-Overload Staffing, Inc.	$9,190,912	$-	$-	$-
Corporate Resource Services, Inc. common stock received upon sale of Tri-Diamond Staffing, Inc.	$-	$-	$28,823,530	$-

The accompanying notes are an integral part of these financial statements.

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

1.         Organization and Basis of Presentation

Nature of Business

TS Staffing Corp. (the “Company”) was incorporated in Florida in January 2008 (as a successor to Tri-State Staffing, Inc.) and is a national provider of temporary staffing services, predominantly in the areas of light industrial and administrative support.  Light industrial services include employee assignments in warehouses, production, manufacturing and distribution at client locations.  Administrative support consists of office and clerical assignments at many of the same client locations.  The Company is fully responsible for all payroll tax and insurance expense incurred as a result of these assignments.  Assignments are facilitated through the Company’s offices and “on-site” locations throughout the United States.

Parent-Only Financial Statements
These parent-only financial statements have been prepared for the purpose of complying with Rule 8-04 of Regulation S-X for filings with the Securities and Exchange Commission (“SEC”) related to the Company’s acquisition by Corporate Resource Services, Inc. (“CRS”), an affiliate of the Company through common ownership, for inclusion in the Form 8-K of CRS.  The parent-only financial statements are not intended to be a complete presentation of the Company’s financial statements.

The Company represents a stand-alone business for which its assets and liabilities are specifically identifiable.  In order to more accurately reflect the historical operations of the Company on a stand-alone basis and to provide the relevant information necessary for investors due to CRS’s previous acquisitions and reporting of Tri-Overload Staffing, Inc. (“Tri-Overload”) and  Tri-Diamond Staffing, Inc. (“Tri-Diamond”), these financial statements have been presented as parent-only financial statements.  In addition, the equity method of accounting is also being used to account for the Company’s investment in CRS because the financial statements are being prepared as parent-only financial statements.

The Company’s wholly-owned subsidiary Tri-Overload Staffing, Inc. (“Tri-Overload”) was acquired by CRS on August 27, 2010 (see Note 6).

The Company’s wholly-owned subsidiary Tri-Diamond Staffing, Inc. (“Tri-Diamond”) was acquired by CRS on January 10, 2011 (see Note 6).

The Company’s formerly wholly-owned subsidiaries, Tri-Overload and Tri-Diamond through their respective dates of disposition have been presented using the equity method of accounting.

As a result of the disposition of Tri-Overload, the Company’s percentage of ownership in CRS amounted to 12.74% as of December 31, 2010.  As of January 31, 2011, the effective date of disposition of Tri-Diamond, the Company’s ownership percentage in CRS increased to 56.35%.

The Company and CRS are considered entities under common control.  The Company’s acquisition of 56.35% of CRS common stock was recorded using the pooling-of-interest method as required under accounting principles generally accepted in the United States of America for business combinations of entities under common control.  Accordingly, the financial information for all periods presented reflects the equity method of accounting in CRS as if the Company had a 56.35% interest in CRS as of January 1, 2009.

2.         Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

Revenue Recognition

Revenues from temporary services provided are recognized when services are performed, and are billed weekly or monthly.  Unbilled receivables represent services that have been performed but have not been billed as of period end.

Accounts Receivable

Trade accounts receivable are recorded at invoiced amounts and do not bear interest.  Accounts receivable meeting certain eligibility criteria may be sold to a financial institution under a factoring agreement.  These transactions do not meet the requirement for derecognition. The factored receivables are included in accounts receivable and the advances received by the Company are accounted for as secured borrowings.

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable.  The Company determines the allowances based on historical write-off experience and management’s assessment of any specific customer collection issues.  Account balances are written-off after all means of collection have been exhausted and the potential for recovery is considered remote.

Cash

The Company places its cash with U.S. financial institutions that are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, such balances may exceed this limit, however, the Company believes it is not exposed to any significant credit risk on cash.

Property and Equipment

Property and equipment are stated at cost.  Expenditures for maintenance and repairs are charged to expense as incurred, while significant betterments and renewals are capitalized.  Depreciation is provided under the straight-line method over the estimated useful lives of the related assets.

Investments

For the reasons presented in Note 1, the Company accounted for its investments in its wholly-owned subsidiaries, Tri-Overload and Tri-Diamond, using the equity method of accounting through the date of sale. The Company also accounts for its investment in CRS using the equity method of accounting (see Note 1).

Under the equity method of accounting, the Company recognizes its pro-rata share of the entity’s income or loss in earnings. Distributions from the affiliate are reflected as a reduction of the investment.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a business combination.  Goodwill is required to be tested annually for impairment on December 31 or more frequently if events and circumstances indicate that the asset might be impaired.  A determination is made at the reporting unit level and consists of two steps.  First, the fair value of a reporting unit is determined and compared to its carrying amount.  Second, if the carrying amount of a reporting unit exceeds fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.  No goodwill impairment was recorded during the years ended December 31, 2010 and 2009.

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.  There were no impairment charges for the years ended December 31, 2010 and 2009.

Worker’s Compensation Claims and Expenses

The Company is self-insured for certain losses relating to worker’s compensation claims.  The Company has stop-loss coverage to limit the exposure arising from these claims.  Self-insurance claims filed and claims incurred but not reported are accrued based upon management’s estimates of the discounted ultimate cost for uninsured claims incurred using actuarial assumptions followed in the insurance industry and historical experience.  Although management believes it has the ability to reasonably estimate losses related to claims, it is possible that actual results could differ from recorded self-insurance liabilities.  Lumbermen’s Underwriting Alliance is the worker’s compensation provider.  To secure the worker’s compensation liability, the Company has issued collateral through letters of credit and cash (see Notes 10 and 12).  There is a cross guarantee with Tri-State Employment Services, Inc., an entity related by common control, with regard to the worker’s compensation liability.

As of September 30, 2011, the Company transferred the administration of its worker’s compensation liability to Tri-State Employment Services, Inc. (see Note 10).

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. To minimize risk, ongoing credit assessments of customers’ financial condition are performed, although collateral, to date, has not been required. No single customer accounted for more than 10% of revenue for the years ended December 31, 2010 and 2009.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the provisions of accounting for uncertainty in income taxes. This provision addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under the guidance, the tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities.  The determination is based on the technical merits of the position and presumes that each uncertain tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information.  The Company has no uncertain tax positions as of December 31, 2010 and 2009.

The Company classifies interest and if applicable, penalties related to income tax liabilities as a component of income tax expense.  The Company files income tax returns in the U.S. federal jurisdiction and various states.  The year ended December 31, 2008 is currently under examination by the Internal Revenue Service and 2009 and 2010 remain open.

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

3.         Business Acquisitions

On May 11, 2009, the Company acquired the assets of Spring Hill Management Specialists, Inc. (d/b/a Bayside Staffing) under an asset purchase agreement.  Bayside Staffing was acquired for the purpose of expanding the Company’s operations in Florida.  Bayside Staffing provides day labor as well as weekly basis temporary employment services and related support services.  The acquisition was accounted for under the acquisition method, with consideration and assets acquired at fair value.  The Company is required to make future payments to Bayside Staffing based on a certain percentage of future billings.  The Company recorded contingent payments of $150,000 based upon its estimate of future billings.  The following summarizes the consideration and the amounts of the assets acquired at the acquisition date:

Purchase price paid at closing	$100,000
Estimated future payments	150,000
250,000
Fair value of assets acquired:
Customer relationships	(75,000)
Non-competition agreement	(50,000)
Lease agreement	(25,000)
Furniture and fixtures	(25,000)
Goodwill	$75,000

On June 10, 2009, the Company acquired the assets of Corporate Staffing Resources (“CSR”) under an asset purchase agreement. CSR provides temporary employment services and related support services and was acquired for the purpose of expanding the Company’s operations in Florida.  The acquisition was accounted for under the acquisition method, with consideration and assets acquired at fair value. The Company is required to make future payments to CSR based on a certain percentage of future adjusted payroll and an amount based on the level of future gross billings.  The Company recorded contingent payments of $450,000 based upon its estimate of future adjusted payroll. The Company also recorded $125,000 based upon its estimate of future gross billings.  The following summarizes the consideration and the amounts of the assets acquired at the acquisition date:

Purchase price paid at closing	$150,000
Estimated future payments	575,000
725,000
Fair value of assets acquired:
Customer relationships	(500,000)
Non-competition agreement	(50,000)
Lease agreement	(25,000)
Computer software	(50,000)
Goodwill	$100,000

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

On November 16, 2009, the Company acquired the assets of South Bay Temporaries, Inc. (“South Bay”) under an asset purchase agreement.  South Bay provides temporary employment services and related support services and was acquired for the purpose of expanding the Company’s operations in Florida.  The acquisition was accounted for under the acquisition method, with consideration and assets acquired at fair value.  The purchase price of $100,000, which was paid at closing, is based on a certain percentage of future billings. The following summarizes the consideration and the amounts of the assets acquired at the acquisition date:

Purchase price paid at closing	$100,000

Fair value of assets acquired:
Customer relationships	(65,000)
Furniture and fixtures	(10,000)
Goodwill	$25,000

The acquired intangible assets from the acquisitions described above are subject to amortization with useful lives ranging from 3 to 5 years.  For income tax purposes, goodwill and the other identifiable intangible assets are deductible for tax purposes and are being amortized over 15 years on a straight-line basis.

4.         Goodwill and Intangible Assets

At December 31, 2010 and 2009, intangible assets subject to amortization consisted of:

	December 31,		September 30, 2011	Useful Life
	2010	2009	(Unaudited)	in Years

Customer relationships	$2,908,765	$2,908,765	$2,908,765	3
Non-competition agreements	925,000	925,000	925,000	3-5
Lease agreements	250,000	250,000	250,000	3-5
	4,083,765	4,083,765	4,083,765
Less: Accumulated amortization	(3,650,015)	(2,891,682)	(3,892,098)

	$433,750	$1,192,083	$191,667

Amortization expense amounted to $758,332 and $1,035,000 for the years ended December 31, 2010 and 2009, respectively.  Amortization expense amounted to $242,083 and $671,250 for the nine months ended September 30, 2011 and 2010, respectively.  Future amortization at December 31, 2010 is estimated to be approximately $315,000 in 2011, $112,000 in 2012, $5,000 in 2013 and $2,000 in 2014.

The following summarizes the changes in the Company’s goodwill during the year ended December 31, 2009:

Goodwill – January 1, 2009	$860,743
Add: Bayside Staffing, CSR and South Bay acquisitions	200,000

Goodwill – December 31, 2009 and 2010 and September 30, 2011	$1,060,743

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

5.	Advances on Accounts Receivable

The Company entered into an account purchase agreement (“Agreement”) under which a financial institution agreed to purchase accounts receivable from the Company. The agreement does not specify a maximum outstanding amount. Upon sale of receivables, the Company receives an advance equal to 90% of the Account, as defined.  The accounts receivable are purchased with recourse against the Company and the Company is responsible for paying the financial institution for any accounts receivable for which payment is not received within 90 days of the invoice date.  The Company is charged a discount on the face amount of each Account purchased at the lesser of the Prime Rate plus 1.0% per annum (5.75% at December 31, 2010) or the lawful maximum.  The Agreement is collateralized by substantially all of the Company’s assets and is accounted for as a collateralized borrowing arrangement.  The Agreement expires on March 31, 2013.  As of December 31, 2010 and 2009, the outstanding balance under the Agreement was $11,117,035 and $9,149,364, respectively. The Agreement was amended on November 21, 2011 – see Note 13 - Subsequent Events.

6.	Investments in Tri-Overload Staffing, Inc. and Tri-Diamond Staffing, Inc.

On August 27, 2010, the Company sold Tri-Overload to CRS.  The Company received 8,589,637 shares of common stock from CRS, with a fair value of $9.2 million, as consideration for the acquisition of Tri-Overload.  The number of shares issued to the Company was based upon a negotiated $0.718 price per share of CRS’s common stock or $6.2 million, that was determined using historical market prices.  Tri-Overload operates an insurance-specific staffing business in major cities throughout the United States.  Tri-Overload furnishes temporary personnel and makes direct hire placements in both the property/casualty/worker’s compensation insurance industry and the health insurance industry. The Company recorded a gain of $9 million on the sale of Tri-Overload. As a result of this disposition, the Company’s percentage of ownership in CRS as of December 31, 2010 is 12.74%.

On January 31, 2011, the Company sold Tri-Diamond to CRS. The Company received 29,411,765 shares of common stock from CRS, with a fair value of $28.8 million, as consideration for the acquisition of Tri-Diamond.  The number of shares issued to the Company was based upon a negotiated $0.85 price per share of CRS’s common stock or $25 million, that was determined using historical market prices.  Tri-Diamond is a national provider of temporary staffing services, predominately in the areas of light industrial and administrative support.  Tri-Diamond is fully responsible for all payroll tax and insurance expenses as a result of these assignments.  Assignments are facilitated through 17 offices and 14 “on-site” client locations throughout the United States.  The Company recorded a gain of $27.8 million on the sale of Tri-Diamond. As a result of this disposition, the Company’s percentage of ownership in CRS as of January 31, 2011 is 56.35%.  Pursuant to the terms of the Tri-Diamond acquisition agreement, CRS has a dividend payable to the Company amounting to approximately $987,000 as of January 31, 2011, which was recorded as a dividend receivable in the September 30, 2011 balance sheet (unaudited).

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

Condensed financial information of the Company’s wholly-owned subsidiaries are as follows (amounts in thousands):
	As of and for the	As of and for
	year ended	the year ended
	December 31,	December 31,
	2010	2009

Tri-Overload
Assets	$-	$4,703
Liabilities	-	4,628
Net income (loss)	94	50

Tri-Diamond
Assets	$19,061	$21,295
Liabilities	18,649	21,894
Net income (loss)	2,080	(986)

7.	Investment in CRS

As a result of the dispositions of Tri-Overload and Tri-Diamond, the Company’s percentage of ownership in CRS amounts to 12.74% and 56.35% as of December 31, 2010 and January 31, 2011, respectively.  As described in Note 1, the Company’s investment in CRS is being accounted for under the equity method of accounting.

Condensed financial information of CRS is as follows (amounts in thousands):

		As of and
	As of	for the nine months
	and for the year	ended September 30, 2011
	ended December 31, 2010	(unaudited)
Assets	$22,364	$35,777
Liabilities	21,721	31,745
Net loss	(1,650)	(2,075)

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

8.	Due to Sellers

Pursuant to the Company’s acquisitions, certain portions of purchase price are payable to the sellers over time. Due to sellers consists of the following:

	December 31,		September 30, 2011
	2010	2009	(Unaudited)

AllStar Corporate Staffing Resources	$-	$21,888	$-
American Workforce (see Note 11)	1,271,352	1,271,352	1,271,352
Bayside Staffing	115,000	116,845	38,333
CSR	426,831	566,302	321,828

	$1,813,183	$1,976,387	$1,631,513

Bayside Staffing
Pursuant to a settlement agreement, the amount of $115,000 is payable in monthly installments of $9,583 starting February 2011.

CSR
Pursuant to the asset purchase agreement, the amount of $426,831 is payable on a weekly basis based on billings as defined in the agreement.

9.	Income Taxes

The provision (benefit) for income taxes charged to operations for the years ended December 31:

	2010	2009

Current:
Federal	$-	$-
State	144,153	3,220

	144,153	3,220

Deferred:
Federal	1,105,080	(2,171,598)
State	93,688	(221,181)

	1,198,768	(2,392,779)

	$1,342,921	$(2,389,559)

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

Deferred tax assets are comprised of the following at December 31:

	2010	2009

Current deferred tax assets:
Allowance for doubtful accounts	$1,420,445	$1,120,199
Net operating losses	366,058	1,239,081
Depreciation and amortization	905,800	711,341
Various accruals	117,000	571,391

Total deferred tax assets	$2,809,303	$3,642,012

Non-current deferred tax assets:
Net operating losses	$-	$1,124,937

At December 31, 2010, the Company has federal and state net operating loss carryforwards of approximately $1 million. During 2010, Tri-Diamond utilized approximately $2 million of the Company’s net operating losses against its taxable income. As of September 30, 2011, the net operating losses had been fully utilized.

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

10.	Related Party Transactions

The Company has transactions with entities which are affiliated with the Company through common ownership. The Company occasionally transfers funds between its affiliates to cover cash shortages. As of December 31, 2010 and 2009, amounts receivable from/payable to these companies were included in due from/to affiliates in the accompanying balance sheets:

	December 31, 2010		December 31, 2009		September 30, 2011
	Due From	Due To	Due From	Due To	Due From (Unaudited)
R&D PEO Corp	$929,320	$-	$929,320	$-	$-
Tri-State Employment Services, Inc.	38,110,884	-	21,194,713	-	487,172
TSE-PEO, Inc.	-	27,153,487	-	10,616,035	-
160 Broadway Concrete	-	415,000	-	415,000	-
Tri-State CRM	-	136,016	-	113,575	-
Broadway Wallboard	-	66,000	-	66,000	-
Carusso Staffing	-	15,747,953	-	9,162,369	-
D&D Staffing Corp	-	8,700	-	8,700	-
Broadway PEO	-	373,200	-	373,200	-
Tri-Odyssey PEO	369,174	-	-	181,910	-
Tri-State Personet	-	20,000	-	20,000	-
Justin & Brooks	-	10,000	-	10,000	-
Riteway Equipment Rental	-	11,000	-	11,000	-
STS Group Inc	5,777,483	-	2,652,892	-	-

	$45,186,861	$43,941,356	$24,776,925	$20,977,789	$487,172

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

Tri-State Employment Services, Inc. (“Tri-State”)

In connection with the Agreement, (see Note 5), advances received on receivables transferred are paid directly from the financial institution to Tri-State, which is affiliated with the Company through common ownership.  Tri-State then provides cash to the Company to fund operations as needed.  As of December 31, 2010 and 2009, due from Tri-State amounted to $38,110,884 and $21,194,713, respectively, which were included in due from affiliates on the accompanying balance sheets.  Additionally, as of September 30, 2011 and December 30, 2010, the Company is a party to a cross-collateralization agreement. Under this agreement, substantially all of the Company’s assets may be used by the financial institution as repayment for defaults of debt held by Tri-State and any affiliates.  Tri-State maintains letters of credit which are fully collateralized by an investment account with a financial institution, which amounted to $16.3 million as of December 31, 2010, to secure its liabilities and certain liabilities of its affiliates including the Company.  As of December 31, 2010, $4.6 million of letters of credit included in such account secures the Company’s worker’s compensation liability.

Tri-State assumed the administration of the Company’s worker’s compensation liability as of September 30, 2011. The worker’s compensation liability of the Company as of September 30, 2011 amounted to $8,623,475. As of September 30, 2011, the amount receivable from Tri-State amounted to $487,172.

Carusso Staffing

Carusso Staffing, an affiliate through common ownership, processes payroll for the Company.  Amounts are reimbursed through payment of a management fee.  As of December 31, 2010 and 2009, amounts payable to Carusso Staffing of $15,747,953 and $9,162,369, respectively, were included in due to affiliates in the accompanying balance sheets. As of September 30, 2011, the amount payable to Carusso Staffing was settled.

R&D PEO Corp (“R&D PEO”)

R&D PEO, an affiliate through common ownership, is a professional employer organization that provides administrative services based in California.  As of December 31, 2010 and 2009, due from R&D PEO amounted to $929,320. As of September 30, 2011, the amount receivable from R&D PEO was settled.

TSE-PEO, Inc. (“TSE-PEO”)

TSE-PEO, an affiliate through common ownership, is a professional employer organization that provides administrative services based in New York.  As of December 31, 2010 and 2009, due from TSE-PEO amounted to $27,153,487 and $10,616,035, respectively.  As of September 30, 2011, the amount receivable from TSE-PEO was settled.

STS Group Inc. (“STS Group”)

STS Group, an affiliate through common ownership, is a temporary staffing and professional employer organization based in Florida.  The Company fulfills the temporary staffing requirements for STS Group’s customers as needed.  For the years ended December 31, 2010 and 2009, the Company recorded revenue of $35,105,437 and $22,122,882, respectively, for these services.  As of December 31, 2010 and 2009, due from STS Group amounted to $5,777,483 and $2,652,892, respectively. As of September 30, 2011, the amount receivable from STS Group was settled.

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

11.      Commitments and Contingencies

Operating Leases

The Company leases its office space under various noncancellable operating leases expiring at various dates through 2013.

Future minimum payments under these leases are as follows:

Years Ending December 31,

2011	(3 months)	$27,450
2012		57,594
2013		22,614

Total		$107,658

The Company also leases office space on a monthly basis with no future commitments.  Rent expense charged to operations for the years ended December 31, 2011 and 2010 amounted to $719,777 and $614,716, respectively.  Rent expense charged to operations for the nine months ended September 30, 2011 and 2010 amounted to $500,302 and $462,844, respectively.

Legal Proceedings and Claims

The Company is a defendant in a lawsuit related to the acquisition of Industrial Apple, Inc. (d/b/a American Workforce) in 2007.  The complainant alleged that the Company breached the provisions of the asset purchase agreement and the promissory note issued related to the acquisition and seeks an amount in excess of $1,020,000.  In June 2011, the Company filed a countersuit against the complainant for breach of contract, breach of express and implied warranties, negligent and intentional misrepresentation, tortious interference and breach of the covenant of good faith and fair dealing.  As of September 30, 2011, the Company recorded a liability of approximately $1.6 million, which is included in due to sellers ($1.3 million) and accounts payable and accrued expenses ($0.3 million) in the accompanying balance sheets.

The Company is, from time to time, involved in certain other legal proceedings and claims arising in the ordinary course of its business.  While the outcome of these actions cannot be predicted with certainty, management does not presently expect these other matters to have a material adverse effect on the financial position or results of operations of the Company.

12.       Restricted Cash

The Company has a restricted cash account maintained with a bank amounting to $600,000, which secures the worker’s compensation liability.

13.       Subsequent Events

On November 10, 2011, the Company merged into TS Staffing Services, Inc. (“TS Staffing Services”), a Texas corporation, with TS Staffing Services as the surviving entity. On November 21, 2011, TS Staffing Services merged into a wholly-owned subsidiary of CRS.

TS Staffing Corp. Notes to Financial Statements December 31, 2010 and 2009 (all information related to the nine month periods ended September 30, 2011 and 2010 is unaudited)

On November 21, 2011, the Agreement (see Note 5) was amended and restated between TS Staffing Services and the financial institution. Under the amended agreement, the maximum amount of trade receivables that can be purchased by the financial institution amounted to $50 million less any outstanding balance of trade receivables sold by TS Staffing Services’ affiliates. The financial institution’s advance rate remained at 90% and TS Staffing Services is still responsible for paying the financial institution for any accounts receivable which are not paid within 90 days. Interest to be charged is at LIBOR plus 5.3% per annum. The amended agreement expires on August 27, 2013 with an automatic renewal for another 24 months unless either party terminates the amended agreement. In connection with the amended agreement, TS Staffing Services granted a security interest in substantially all of its assets to the financial institution. Further, TS Staffing Services executed a continuing guarantee to the financial institution related to the current and future obligations of CRS and any of its direct or indirect subsidiaries.

The Company has evaluated subsequent events through January 27, 2012, the date the financial statements were available to be issued.